®

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

RECORD SECOND QUARTER REFLECTS STRONG U.S. RESULTS, DRIVES INCREASED
FULL-YEAR OUTLOOK FOR MONSANTO

Company Raises Full-Year Ongoing Earnings Per Share Guidance to $3.49 to $3.54, or $3.45 to $3.50
As-Reported, While Increasing Free Cash Flow Guidance

ST. LOUIS (April 4, 2012) – With half the fiscal year complete, Monsanto Company (NYSE: MON) executives today said the strong performance of the seeds and traits business and the timing of an early U.S. season drove a record quarter.  In reporting earnings results, executives said the cumulative strength of the business, including the best second quarter for the company’s seeds and genomics segment, translated to an increase in full-year ongoing and as-reported earnings per share guidance.  The company also increased its free cash flow guidance for the full year.

	Second Quarter		Six Months
($ in millions)	2012	2011	2012	2011
Net Sales By Segment
Corn seed and traits	$2,816	$2,397	$3,711	$3,011
Soybean seed and traits	689	615	931	841
Vegetable seeds	215	229	372	412
Cotton seed and traits	66	67	260	179
All other crops seeds and traits	138	113	184	141
TOTAL Seeds and Genomics	$3,924	$3,421	$5,458	$4,584

Agricultural productivity	$824	$710	$1,729	$1,383
TOTAL Agricultural Productivity	$824	$710	$1,729	$1,383

TOTAL Net Sales	$4,748	$4,131	$7,187	$5,967

Gross Profit	$2,705	$2,310	$3,801	$3,134

Operating Expenses	$896	$823	$1,747	$1,583

Interest Expense – Net	$27	$20	$62	$48
Other Expense – Net	$37	$11	$43	$23

Net Income Attributable to Monsanto Company	$1,211	$1,018	$1,337	$1,027

Diluted Earnings per Share (See note 1.)	$2.24	$1.88	$2.47	$1.89
Items Affecting Comparability – EPS Impact
Restructuring charges	—	—	—	0.01
Income on discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Nitro Claims Settlement	0.05	—	0.05	—
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.28	$1.87	$2.51	$1.89

Effective Tax Rate	31%	29%	31%	30%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2012	2011	2012	2011
Gross profit	57%	56%	53%	53%
Selling, general and administrative expenses (SG&A)	11%	12%	15%	16%
Research and development expenses	7%	8%	10%	10%
Income from continuing operations before income taxes	37%	35%	27%	25%
Net income attributable to Monsanto Company	26%	25%	19%	17%

“Our strong U.S. selling season and growth from Latin America during the first six months have come together to set us up for a great 2012,” said Hugh Grant, chairman, president and chief executive officer for Monsanto.  “We’ve seen contributions from growth across crops and geographies, which position us well to deliver high-teens ongoing earnings growth this year.  We’re also pleased growers have recognized the value of our product portfolio and given us the opportunity to earn their business.”

Results of Operations

Net sales increased $617 million or 15 percent in the three-month comparison driven by global gains in corn and a strong selling season in the United States. Second quarter gross profit rose 17 percent to $2.7 billion compared to the prior year second quarter.  For the first six months, gross profit is up 21 percent or $667 million.

Operating expenses were up in the second quarter compared to the prior year, tracking with the increases the company would expect as it grows its business. In the three-month comparison, selling, general and administrative (SG&A) expenses increased to $543 million.  R&D expenses increased to $353 million for the quarter based on investments to support future growth opportunities.

The company’s second quarter earnings per share (EPS) was $2.28 on an ongoing basis, $2.24 on an as-reported basis. (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow

For the first half of fiscal year 2012, cash flow from operations was a source of nearly $1.7 billion compared to $1.4 billion over the same period last year.

Net cash required by investing activities for the first half of fiscal year 2012 was $402 million, compared to $524 million for the same period of fiscal year 2011.  Net cash required by financing activities for the first half of 2012 was $672 million, compared to net cash required of $668 million for the same period of fiscal year 2011.

Free cash flow was a source of nearly $1.3 billion for the first half of fiscal year 2012, compared to $917 million for the first half of fiscal year 2011.  (For a reconciliation of free cash flow, see note 1.)

Outlook

The company raised its full-year ongoing EPS guidance to $3.49 to $3.54 per share. Full-year 2012 EPS guidance on an as-reported basis is expected in the range of $3.45 to $3.50.  (For a reconciliation of EPS, see note 1.)  The company also raised full-year free cash flow guidance to $1.6 to $1.8 billion.  The company expects net cash provided by operating activities to be $2.5 billion to $2.8 billion, and net cash required by investing activities to be $900 million to $1 billion for fiscal year 2012.  (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2012	2011	2012	2011	2012	2011	2012	2011
Corn Seed and Traits	$2,816	$2,397	$3,711	$3,011	$1,847	$1,506	$2,378	$1,845
Soybean Seed and Traits	689	615	931	841	443	414	616	567
Vegetable Seeds	215	229	372	412	85	125	166	238
Cotton Seed and Traits	66	67	260	179	47	42	182	116
All Other Crops Seeds and Traits	138	113	184	141	69	44	65	44
TOTAL Seeds and Genomics	$3,924	$3,421	$5,458	$4,584	$2,491	$2,131	$3,407	$2,810

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2012	2011	2012	2011
EBIT (For a reconciliation of EBIT, see note 1.)	$1,699	$1,403	$1,846	$1,383
Unusual Items Affecting EBIT: Restructuring	$—	$(3)	$—	$(14)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

Sales in the Seeds and Genomics segment for the second quarter were $3.9 billion, representing an increase of $503 million over the same period last year and reaffirming the company’s seeds and traits business as its central driver for growth in 2012.  Gross profit in the second quarter was up $360 million or approximately 17 percent compared to the prior year second quarter.  For the first six months, gross profit is up 21 percent over the same period last year.

Second quarter growth was led by the strength of Monsanto’s corn business, with the strongest contributor being the U.S. corn business.  The strong start to the U.S. season reinforces the company’s confidence in its product and pricing strategy and its ability to build on the branded corn volume increase achieved in 2011.  The company also saw higher corn sales in Latin America in the quarter.

The soy and cotton businesses also continue to perform well year-to-date. In soybeans, second quarter seeds and traits sales were up 12 percent driven by an increased trait mix of Genuity® Roundup Ready 2 Yield® soybeans in the United States.

With the strong U.S. results, sales are tracking well for the expected increase in the company’s newest corn and soybean platforms in the United States.  While still early in the season, Monsanto expects acres of its Genuity® Roundup Ready 2 Yield® soybeans and Genuity® reduced refuge corn family to increase by more than 10 million acres each.  That step up is expected to allow the company to reach the projected 22 million to 24 million acre range for the Genuity® reduced refuge corn family and the 27 million to 30 million acre range for Genuity® Roundup Ready 2 Yield® soybeans in 2012.

Vegetable sales were down from the same quarter of the prior year due primarily to current market conditions in Europe.  Vegetable gross profit was also down compared to the same quarter of the prior year reflecting the European market decrease, as well as an inventory write-off that will also help support the company’s vegetable business growth strategy.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
	2012	2011	2012	2011	2012	2011	2012	2011
Agricultural Productivity	$824	$710	$1,729	$1,383	$214	$179	$394	$324
TOTAL Agricultural Productivity	$824	$710	$1,729	$1,383	$214	$179	$394	$324

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2012	2011	2012	2011
EBIT (For a reconciliation of EBIT, see note 1.)	$82	$62	$164	$127
Unusual Items Affecting EBIT:
Restructuring	$—	$—	$—	$4
EBIT from Discontinued Operations	$11	$4	$11	$4
Nitro Claims Settlement	$(44)	$—	$(44)	$—

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales in the second quarter for Monsanto’s Agricultural Productivity segment increased $114 million over the same period last year due to strong volume and mix benefit.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.”  Visitors may need to download Windows Media Player™ prior to listening to the webcast.  Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy.  To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; the previously reported material weakness in our internal controls over financial reporting; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Genuity and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 29,	Feb. 28,	Feb. 29,	Feb. 28,
	2012	2011	2012	2011
Net Sales	$4,748	$4,131	$7,187	$5,967
Cost of Goods Sold	2,043	1,821	3,386	2,833
Gross Profit	2,705	2,310	3,801	3,134
Operating Expenses:
Selling, general and administrative expenses	543	502	1,043	952
Research and development expenses	353	320	704	623
Restructuring charges, net	—	1	—	8
Total Operating Expenses	896	823	1,747	1,583
Income From Operations	1,809	1,487	2,054	1,551
Interest Expense	47	39	100	82
Interest Income	(20)	(19)	(38)	(34)
Other Expense, Net	37	11	43	23
Income from Continuing Operations Before Income Taxes	1,745	1,456	1,949	1,480
Income Tax Provision	540	429	610	438
Income from Continuing Operations Including Portion
Attributable to Noncontrolling Interest	$1,205	$1,027	$1,339	$1,042
Discontinued Operations:
Income from Operations of Discontinued Businesses	11	4	11	4
Income Tax Provision	4	1	4	1
Income on Discontinued Operations	7	3	7	3
Net Income	$1,212	$1,030	$1,346	$1,045
Less: Net Income Attributable to Noncontrolling Interest	1	12	9	18
Net Income Attributable to Monsanto Company	$1,211	$1,018	$1,337	$1,027

EBIT (see note 1)	$1,781	$1,465	$2,010	$1,510

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$2.25	$1.89	$2.49	$1.91
Income on Discontinued Operations	0.02	0.01	0.01	—
Net Income Attributable to Monsanto Company	$2.27	$1.90	$2.50	$1.91

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$2.23	$1.87	$2.46	$1.89
Income on Discontinued Operations	0.01	0.01	0.01	—
Net Income Attributable to Monsanto Company	$2.24	$1.88	$2.47	$1.89

Weighted Average Shares Outstanding:
Basic	534.4	536.3	534.9	537.6
Diluted	540.5	542.4	540.9	543.7

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Feb. 29, 2012	Aug. 31, 2011
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2012: $12 and 2011: $96)	$3,123	$2,572
Short-term investments	302	302
Trade receivables, net (variable interest entities restricted - 2012: $176 and 2011: $51)	2,341	2,117
Miscellaneous receivables	661	629
Deferred tax assets	536	446
Inventory, net	2,862	2,591
Other current assets	199	152
Total Current Assets	10,024	8,809

Property, Plant and Equipment, Net	4,259	4,394
Goodwill	3,377	3,365
Other Intangible Assets, Net	1,277	1,309
Noncurrent Deferred Tax Assets	799	873
Long-Term Receivables, Net	372	475
Other Assets	613	619
Total Assets	$20,721	$19,844

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	610	678
Accounts payable	681	839
Income taxes payable	578	117
Accrued compensation and benefits	306	427
Accrued marketing programs	1,008	1,110
Deferred revenues	847	373
Grower production accruals	229	87
Dividends payable	160	161
Customer payable	9	94
Restructuring reserves	16	24
Miscellaneous short-term accruals	749	819
Total Current Liabilities	5,193	4,729

Long-Term Debt	1,538	1,543
Postretirement Liabilities	494	509
Long-Term Deferred Revenue	292	337
Noncurrent Deferred Tax Liabilities	127	152
Long-Term Portion of Environmental and Litigation Reserves	178	176
Other Liabilities	703	682
Monsanto Shareowners’ Equity	11,994	11,545
Noncontrolling Interest	202	171
Total Shareowners’ Equity	12,196	11,716
Total Liabilities and Shareowners’ Equity	$20,721	$19,844

Debt to Capital Ratio:	15%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011
Operating Activities:
Net Income	$1,346	$1,045
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	311	310
Bad-debt expense	(8)	(6)
Stock-based compensation expense	72	55
Excess tax benefits from stock-based compensation	(26)	(19)
Deferred income taxes	(33)	(10)
Restructuring charges, net	—	8
Equity affiliate income, net	(3)	(8)
Net gain on sales of a business or other assets	(2)	(4)
Other items	65	59
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(265)	(612)
Inventory, net	(356)	(249)
Deferred revenues	445	656
Accounts payable and other accrued liabilities	142	472
Restructuring cash payments	(7)	(152)
Pension contributions	(33)	(44)
Other items	24	(60)
Net Cash Provided by Operating Activities	1,672	1,441

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(429)	(180)
Maturities of short-term investments	429	—
Capital expenditures	(239)	(217)
Acquisitions of businesses, net of cash acquired	(113)	(99)
Technology and other investments	(56)	(44)
Other investments and property disposal proceeds	6	16
Net Cash Required by Investing Activities	(402)	(524)

Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(8)	(12)
Short-term debt proceeds	9	45
Short-term debt reductions	(17)	(27)
Long-term debt reductions	(142)	(2)
Payments on other financing	—	(2)
Treasury stock purchases	(299)	(381)
Stock option exercises	52	37
Excess tax benefits from stock-based compensation	26	19
Tax withholding on restricted stock and restricted stock units	(1)	(4)
Dividend payments	(322)	(302)
Proceeds from noncontrolling interests	101	8
Dividend payments to noncontrolling interests	(71)	(47)
Net Cash Required by Financing Activities	(672)	(668)
Cash Assumed from Initial Consolidations of Variable Interest Entities	—	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(47)	26
Net Increase in Cash and Cash Equivalents	551	352
Cash and Cash Equivalents at Beginning of Period	2,572	1,485
Cash and Cash Equivalents at End of Period	$3,123	$1,837

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended		Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
EBIT – Seeds and Genomics Segment	$1,699	$1,403	$1,846	$1,383
EBIT – Agricultural Productivity Segment	82	62	164	127
EBIT– Total	1,781	1,465	2,010	1,510
Interest Expense, Net	27	20	62	48
Income Tax Provision(A)	543	427	611	435
Net Income Attributable to Monsanto Company	$1,211	$1,018	$1,337	$1,027

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Three Months	Three Months	Six Months	Six Months
	2012	Ended	Ended	Ended	Ended
	Guidance	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
Diluted Earnings per Share	$3.45-$3.50	$2.24	$1.88	$2.47	$1.89
Restructuring Charges, Net	—	—	—	—	0.01
Income on Discontinued Operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Nitro Claims Settlement	0.05	0.05	—	0.05	—
Diluted Earnings per Share from Ongoing Business	$3.49-$3.54	$2.28	$1.87	$2.51	$1.89

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2012 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Six Months Ended
	2012 Guidance	Feb. 29, 2012	Feb. 28, 2011
Net Cash Provided by Operating Activities	$2,500-2,800	$1,672	$1,441
Net Cash Required by Investing Activities	(900)-(1,000)	(402)	(524)
Free Cash Flow	$1,600-1,800	1,270	917
Net Cash Required by Financing Activities	N/A	(672)	(668)
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A	—	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(47)	26
Net Increase in Cash and Cash Equivalents	N/A	551	352
Cash and Cash Equivalents at Beginning of Period	N/A	2,572	1,485
Cash and Cash Equivalents at End of Period	N/A	$3,123	$1,837